Exhibit 10.2

SUBORDINATED NOTE AGREEMENT

$4,000,000 in aggregate principal amount of Subordinated Notes Due 2009

This Subordinated Note Agreement dated as of September 14, 2004 is entered into among SeraCare Life Sciences, Inc., a California corporation (the “Company”), the persons named on the signature pages hereof (together with their respective successors and assigns, each a “Noteholder” and collectively the “Noteholders”) and David Barrett Inc., a California corporation, as Administrative Agent for the Noteholders (the “Agent”). The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acquisition”: Any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Company and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Advance”: Advances made to the Company pursuant to Section 2.01.

“Agent”: As set forth in the introductory paragraph of this Agreement.

“Affiliate”: As to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is (i) a director or executive officer of such Person or of any Subsidiary of such Person or (ii) a shareholder, member or partner having control of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote securities having 50% or more of the ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement”: This Subordinated Note Agreement, as amended, supplemented or modified from time to time.

“Asset Disposition”: The sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination) of any of the Properties, business or assets (other than cash equivalents but, including the assignment of any lease, license or permit relating to any Property) of the Company or any of its Subsidiaries to any Person or Persons other than to the Company or any of its Subsidiaries; provided that Asset Dispositions shall not include (i) the sale of obsolete or worn-out equipment having a value in the aggregate of $500,000 in any fiscal year of the Company or any Subsidiary, (ii) the sale of inventory in the ordinary course of business or (iii) the sale of the Company’s property located in West Bridgewater, MA, but not of any personal property of the Company located thereon (other than fixtures).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Business Day”: A day other than a Saturday, Sunday or a day on which commercial banks in California are authorized or required by law to close.

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock”: Any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

“Capitalized Lease Obligations”: Obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control”: If (a) any Person (including, for the purposes of this paragraph, a partnership, limited partnership, syndicate or other group deemed a “person” for the purposes of Section 13(d) of the Exchange Act) other than the Specified Investors shall in any way acquire beneficial ownership of securities of the Company that, together with all other securities of the Company then beneficially owned by such Person, constitute 35% or more of the securities having ordinary voting power to elect a majority of the Company’s Board of Directors or (b) both Michael Crowley and Barry D. Plost shall cease to be the President, the Chief Executive Officer or the Chairman of the Board of the Company, and 90 days shall have elapsed without a replacement for such former officer or officers, as the case may be, acceptable to Majority Holders in their reasonable discretion, having been appointed and having assumed such office.

“Collateral”: All of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document as security for all or part of the Obligations; provided that the Company shall not be required to grant a security interest in any leasehold real property interest or in its property located in West Bridgewater, MA.

“Company”: As set forth in the introductory paragraph of this Agreement.

“Credit Party”: The Company and each of its Subsidiaries and Affiliates, if any, from time to time executing a Note Document, and “Credit Parties” means all such Persons, collectively.

“Default”: Any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars and $”: Dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: Each Subsidiary organized under the laws of the United States of America or any state thereof. As of the date of this Agreement, the Company has no Subsidiaries.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equityholder Agreements” Each shareholder agreement, member agreement, partner agreement, voting agreement, buy-sell agreement, option, warrant, put, call, right of first refusal, and any other agreement or instrument with conversion rights into equity of the Company or any Subsidiary between the Company or any Subsidiary and any holder or prospective holder of any equity interest of the Company or any Subsidiary (including interests convertible into such equity).

“Event of Default”: Any of the events specified in Article VII hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“GAAP”: Generally accepted accounting principles in the United States in effect from time to time. If, at any time, GAAP changes in a manner which will materially affect the calculations determining compliance by the Company with any of its covenants in Section 6.01, such covenants shall continue to be calculated in accordance with GAAP in effect prior to such changes in GAAP.

“Government Authority”: Any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: As to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation,

any bank under any letter of credit) which Person the guaranteeing person has agreed to reimburse or indemnify for undertaking such obligation in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Hedging Obligations”: Of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

“Indebtedness”: As to any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (excluding any obligations incurred under ERISA), (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (iv) all Capitalized Lease Obligations of such Person, (v) all Hedging Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all mandatory redemption, repurchase or dividend obligations of such Person with respect to Capital Stock, (viii) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA and (ix) all Guarantee Obligations of such Person in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) above.

“Interest Payment Date”: The Maturity Date and the last day of each month commencing on September 30, 2004.

“Internal Revenue Code”: The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Lien”: Any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security agreement or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Majority Holders”: As of any date of determination, Noteholders owning at least a majority of the then aggregate unpaid principal amount of the Notes.

“Material Adverse Effect”: A material adverse effect on (a) the business, operations, property, condition or prospects (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any Subsidiary to perform its respective obligations under the Note Documents or (c) the validity or enforceability of the Note Documents or the rights or remedies of the Noteholders hereunder or thereunder.

“Maturity Date”: March 15, 2009.

“Note” and “Notes”: As defined in Section 2.01.

“Note Documents”: This Agreement, the Notes and each security agreement, deed of trust, mortgage, guarantee and other document delivered to the Agent or any Noteholder in connection with this Agreement and/or the credit extended hereunder.

“Noteholder”: As set forth in the introductory paragraph of this Agreement.

“Obligations”: The unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Notes and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Notes, and all other obligations and liabilities of the Company and its Subsidiaries to the Noteholders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, any other Note Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Noteholders that are required to be paid by the Company and its Subsidiaries pursuant to the terms of this Agreement) or otherwise.

“Organic Documents”: With respect to any entity, in each case to the extent applicable thereto, its certificate and articles of incorporation or organization, its by laws or operating agreement, its partnership agreement, all other formation and/or governing documents, and all Equityholder Agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its member interests, and any other arrangements relating to the control or management of any such entity (whether existing as corporation, a partnership, a limited liability company or otherwise).

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Prepayment Fee”: A fee to be paid by the Company upon certain prepayments occurring after March 15, 2005 and on or prior to March 15, 2008 of the Notes representing the amortization of certain of Noteholders’ costs incurred in connection with the purchase of the Notes equal to the principal amount prepaid multiplied by the following percentage:

If Prepaid During the 12-Month Period Ending on March 15 of the Following Years:	Percentage
2006	3%
2007	2%
2008	1%

“Properties”: The collective reference to the real and personal property owned, leased, used, occupied or operated, under license or permit, by the Company or any of its Subsidiaries.

“Regulations T, U and X”: Regulations T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

“Responsible Officer”: The chief executive officer or the president of the Company, or, with respect to financial matters, the chief financial officer of the Company.

“S.E.C.”: The United States Securities and Exchange Commission and any successor institution or body which performs the functions or substantially all of the functions thereof.

“Securities Act”: The Securities Act of 1933, as amended.

“Senior Agent”: Union Bank of California, N.A., as administrative agent for the Senior Lenders under the Senior Credit Agreement, and any successor agent under the Senior Credit Agreement.

“Senior Collateral Documents”: The “Collateral Documents” as defined in the Senior Credit Agreement.

“Senior Credit Agreement”: The Revolving/Term Credit and Security Agreement by and among the Company, Union Bank of California, N.A., as administrative agent, Brown Brothers Harriman & Co., as collateral agent, and the Senior Lenders dated September 14, 2004.

“Senior Credit Notes”: The Notes (as defined in the Senior Credit Agreement).

“Senior Debt Documents”: The Senior Credit Agreement, the Senior Credit Notes, the Senior Collateral Documents and the other Loan Documents (as defined in the Senior Credit Agreement).

“Senior Lender”: Collectively mean the banks and other lenders party to the Senior Credit Agreement from time to time, initially including Union Bank of California, N.A. and Brown Brothers Harriman & Co.

“Senior Lender Liens”: Senior liens in favor of the Collateral Agent under (and as defined in) the Senior Credit Agreement from time to time granted pursuant to the Senior Debt Documents and senior to the Liens granted under the Collateral Documents pursuant to the terms of the Subordination Agreement.

“Specified Investors”: Institute Grifols, S.A., Pecks Management Partners, Ltd., Barry D. Plost, or any investment fund or other Person in either event controlled, directly or indirectly, by any such Person or their respective Affiliates.

“Subordination Agreement”: Intercreditor and Subordination Agreement of even date herewith among the Company, Agent and Senior Agent, as the same may be amended, modified and/or restated from time to time in accordance with its terms.

“Subsidiary”: As to any Person at any time of determination, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“UCC”: The Uniform Commercial Code of the State of California.

SECTION 1.02. Other Definitional Provisions.

(a) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in subsection 1.01, and accounting terms partly defined in subsection 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) So long as the Company does not have any Subsidiaries, references to a Subsidiary or Subsidiaries in this Agreement shall be deemed to be deleted.

ARTICLE II

ISSUE AND SALE OF NOTES

SECTION 2.01 Authorization and Issuance of the Notes. The Company has duly authorized the issuance and sale to Noteholders of $4,000,000 in aggregate principal amount of the Company’s Subordinated Secured Notes Due 2009 (including any such Notes issued in substitution therefor pursuant to Section 9.06 hereof and any such Notes issued in payment of accrued interest pursuant to Section 3.01 hereof, the “Notes”).

SECTION 2.02 Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, the Company shall sell to Noteholders, and Noteholders shall purchase from the Company, in an amount equal to the pro rata portion of the Notes as set forth on Annex A, the Notes in the aggregate principal amount set forth in Section 2.01 hereof for $4,000,000 in the aggregate.

SECTION 2.03 The Closing. Delivery of and payment for the Notes (the “Closing”) shall be made at the offices of O’Melveny & Myers LLP, 114 Pacifica, Suite 100, Irvine, California, commencing at 10:00 a.m., local time, on September 14, 2004 or at such place or on such other date on as may be mutually agreeable to the Company and Noteholders. The date and time of the Closing as finally determined pursuant to this Section 2.03 are referred to herein as the “Closing Date.” Delivery of the Notes shall be made to Noteholders against payment of the purchase price therefor, by wire transfer of immediately available funds in the manner agreed to by the Company and Noteholders. The Notes shall be issued in such name or names and in such permitted denomination or denominations as set forth in Annex A or as Noteholders may request in writing not less than two (2) Business Days before the Closing Date.

ARTICLE III

REPAYMENT OF THE NOTES

SECTION 3.01 Interest Rates and Interest Payments. The Company covenants and agrees to make payments to the Noteholders, of accrued interest on the Notes on each Interest Payment Date in accordance with the following.

The Notes will bear interest on the outstanding principal amount thereof at a rate equal to fourteen percent (14%) per annum from the Closing Date through and including September 15, 2006, and at a rate equal to sixteen percent (16%) per annum after September 15, 2006. The Company shall pay the portion of accrued interest in respect of the Notes equal to fourteen percent (14%) per annum, in cash on each Interest Payment Date. The Company shall pay any additional portion of accrued interest in respect of the Notes in excess of fourteen percent (14%) per annum by adding such amount to the outstanding principal amount of the Notes on each Interest Payment Date, it being understood, however, that if the Senior Credit Agreement expressly permits the payment of such additional portion of accrued interest in cash, the Company shall pay such accrued interest in cash.

Any relevant Noteholder may request the issuance of additional Notes or to reflect such additional principal amount, but absent manifest error, the records of such Noteholder regarding the amount of such additional principal shall be deemed to be true and accurate even if additional Notes shall not have been issued to evidence the same.

Interest on the Notes will be computed on the basis of a year of 360 days, composed of twelve 30-day months, and the actual number of days elapsed.

Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Notes and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the Notes. Payment or acceptance of the increased rates of interest provided for in this Section 3.01 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Noteholder.

SECTION 3.02 Repayment of the Notes. The Company covenants and agrees to repay to the Noteholders, the unpaid principal balance of the Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder, on the Maturity Date.

SECTION 3.03 Optional Prepayment of Notes and Prepayment Premium Upon Prepayment. The Company may prepay to the Noteholders the outstanding principal amount of the Notes in whole or in part in multiples of $100,000, or such lesser amount as is then outstanding, at any time at a price equal to (i) 100% of the principal amount prepaid plus (ii) the accrued interest on the amount prepaid, if any, to the date set for prepayment, plus (iii) if the Notes are prepaid after March 15, 2005 but on or before March 15, 2008, a Prepayment Fee. All such prepayments shall be applied to the outstanding principal after application of such prepayment to any accrued interest and prepayment premium (if any) payable in connection therewith.

SECTION 3.04 Notice of Optional Prepayment. If the Company shall elect to prepay any Notes pursuant to Section 3.03 hereof, the Company shall give notice of such prepayment to Agent and each holder of the Notes to be prepaid not less than ten (10) days or more than ninety (90) days prior to the date fixed for prepayment, specifying (i) the date on which such prepayment is to be made, (ii) the principal amount of such Notes to be prepaid on such date, and (iii) the premium, if any, and accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of the President or the Chief Financial Officer of the Company that such prepayment is being made in compliance with Section 3.03. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, shall become due and payable on the prepayment date set forth in such notice, unless such notice if withdrawn by the Company not less than three (3) days prior to such date.

SECTION 3.05 Mandatory Prepayment upon a Change of Control. The Notes shall be prepaid upon a Change of Control as follows:

(i) If any Change of Control is to occur, then not less than ten (10) days nor more than sixty (60) days prior to the occurrence of such Change of Control, the Company will notify the Agent and each holder of any Notes of such pending Change of Control and the date upon which it is scheduled to occur. The Company will prepay all of the Notes then outstanding, together with the prepayment fee of one percent (1%), on the date upon which the Change of Control occurs, unless the Company and the Majority Holders agree to a different date or the Majority Holders otherwise waive such prepayment, and no prepayment requested pursuant to this Section 3.05(i) shall be due unless a Change of Control shall occur.

(ii) Each notice from the Company pursuant to this Section 3.05 shall make explicit reference to this Section 3.05.

SECTION 3.06 Home Office Payment. The Company will pay all sums becoming due on such Note for principal, premium, if any, and interest to the Noteholders by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as the Noteholders shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, each holder of a Note shall surrender such Note for cancellation, reasonably promptly after such request, to the Issuers at their principal executive office.

SECTION 3.07 Maximum Lawful Rate. This Agreement, the Notes and the other Note Documents are hereby limited by this Section 3.07. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Noteholders exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Agent or Noteholders in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Agent or Noteholders shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Noteholders, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Company.

SECTION 3.08 Sharing of Payments, Etc. If any Noteholder shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Notes owing to it in excess of its ratable share of payments on account of the Notes obtained by all the Noteholders, then such Noteholder shall forthwith purchase from the other Noteholders such participations in the Notes owing to them as shall be necessary to cause such purchasing Noteholder to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Noteholder, such purchase from each Noteholder shall be rescinded and such Noteholder shall repay to the purchasing Noteholder the purchase price to the extent of such recovery together with an amount equal to such Noteholder’s ratable share (according to the proportion of (i) the amount of such Noteholder’s required repayment to (ii) the total amount so recovered from the purchasing Noteholder) of any interest or other amount paid or payable by the purchasing Noteholder in respect of the total amount so recovered. The Company agrees that any Noteholder so purchasing a participation from another Noteholder pursuant to this Section 3.08 or any other provision of this Agreement may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right to set-off) with respect to such participation as fully as if such Noteholder were the direct creditor of the Company in the amount of such participation.

ARTICLE IV

CONDITIONS OF CLOSING

SECTION 4.01. Conditions Precedent to Issuance of Notes. The obligation of each Noteholder to acquire its Note is subject to the conditions precedent that:

(a) Each Noteholder shall have received on or before the Closing Date the following, each dated such day (except for the document referred to in clause (ii)), in form and substance satisfactory to the Noteholders:

(i) The Notes issued by the Company to the order of each Noteholder;

(ii) Executed copies of all Note Documents; and

(iii) Executed acknowledgement copies (or other evidence of filing satisfactory to the Agent) of proper financing statements duly filed under the Uniform Commercial Code (or any equivalent or similar legislation) of all jurisdictions as may be necessary or, in the Agent’s opinion, desirable to effectively perfect the interests in the personal property and fixtures granted pursuant hereto.

(b) All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Noteholders, and the Noteholders shall have received any and all further information and documents which the Noteholders may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties. The Company represents and warrants as follows:

(a) Organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite corporate power and authority to own and operate its properties and to carry out its business. The Company and each of its Subsidiaries is also duly qualified and in good standing in all applicable jurisdictions to carry on its business except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

(b) Authorization. The execution, delivery and performance by each Credit Party of the Note Documents executed by it, are within such Credit Party’s corporate powers and have been duly authorized by all necessary corporate action.

(c) No Conflict. The execution, delivery and performance by each Credit Party of the Note Documents executed by it do not (i) violate such Credit Party’s charter, by-laws or other organizational document or (ii) violate any law or regulation (including Regulations T, U and X) applicable to such Credit Party or any order, judgment or decree of any court or governmental agency body binding on such Credit Party, or (iii) result in a breach of or a default under, or result in or require the imposition of a Lien pursuant to any contract binding on such Credit Party.

(d) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Credit Party of the Note Documents.

(e) Validity. The Note Documents are the binding obligations of the each Credit Party that is a party thereto, enforceable in accordance with their respective terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

(f) Company S.E.C. Filings. The Company has timely filed with the S.E.C. all reports, schedules, forms, statements and other documents (including exhibits) required to be filed under the Securities Act and the Exchange Act from January 1, 2000 through the date of this Agreement. All reports, schedules, forms, statements and other documents (including exhibits) filed by the Company with the S.E.C. pursuant to the Securities Act and the Exchange Act since January 1, 2000 are referred to herein as the “Company S.E.C. Filings.” The S.E.C. Filings (i) were prepared in compliance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of material fact or omit to state a material fact required to be stated in such Company S.E.C. Filings or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading, and (iii) in the event of subsequent modifications of the circumstances or the basis on which they had been made, were, to the extent required by the Securities Act and the Exchange Act, as the case may be, timely amended in order to make them not false or misleading in any material respect in the light of such new circumstances or basis.

(g) As of the date of this Agreement, (i) the Senior Credit Agreement is in full force and effect, (ii) all of the representations and warranties made by the Company pursuant to the Senior Credit Agreement are true and correct in all material respects, and (iii) no Event of Default or Default, as such term are defined in the Senior Credit Agreement, has occurred and is continuing under the Senior Credit Agreement.

ARTICLE VI

COVENANTS

SECTION 6.01. Affirmative Covenants. So long as any Obligation shall remain unpaid, the Company will, unless the Majority Holders shall otherwise consent in writing:

(a) Financial Information. Furnish to each Noteholder and the Agent as soon as available, copies of all reports which the Company sends to any of its public security holders, and copies of all reports and registration statements which the Company or any Subsidiary files with the S.E.C. or any national securities exchange; and

(b) Notices and Information. Deliver to the Agent and each Noteholder:

(i) promptly upon any officer of the Company obtaining knowledge (a) of any condition or event which constitutes an Event of Default or (b) of a condition or events that would reasonably be expected to cause a Material Adverse Effect, an officers’ certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed Event of Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto; and

(ii) promptly, and in any event within ten (10) days after request, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Agent.

(c) Corporate Existence, Etc. At all times preserve and keep in full force and effect its and its Subsidiaries’ corporate existence; provided, however, that the corporate existence of any such Subsidiary may be terminated if such termination is in the best interest of the Company and is not materially disadvantageous to the holder of any Note.

(d) Inspection. Permit any authorized representatives designated by the Agent to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as may be reasonably requested.

(e) Compliance with Laws, Etc. Exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all Environmental Laws, noncompliance with which counsel reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(f) Further Assurances. Promptly upon request by the Agent, the Company shall (and shall cause any of its Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Note Documents, (ii) so long as the Notes are outstanding, to subject to the Liens created by any of the Note Documents any of the properties, rights or interests covered by any of the Note Documents, (iii) so long as the Notes are outstanding, to perfect and maintain the validity, effectiveness and priority of any of the Liens covered by each Note Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Noteholders the rights granted or now or hereafter intended to be granted to the Agent and the Noteholders under any Note Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by Majority Holders, the Company shall cause any of its Subsidiaries to guaranty the Notes and related obligations and to cause each such Subsidiary to grant to Agent, for the benefit of Agent and Purchasers, a security interest in all of such Subsidiary’s property (if any) that secures any obligations under the Senior Credit Agreement to secure such guaranty, which Lien shall be junior to the Lien in such property secured by any obligations under the Senior Credit Agreement. Furthermore and except as otherwise approved in writing by Majority Holders, so long as the Notes are outstanding, Company and each other Subsidiary of Company shall pledge a Lien in the stock or other equity interest of each of its Subsidiaries to Agent, for the benefit of Agent and Noteholders to the extent that such stock or other equity interests secure obligations under the Senior Credit Agreement, to secure the Notes and related obligations which Lien shall be junior to the Lien in such property securing any obligations under the Senior Credit Agreement.

SECTION 6.02. Negative Covenants. So long as any Obligation shall remain unpaid, the Company will not, without the written consent of the Majority Holders:

(a) Limitation on Liens. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(i) Liens created hereunder or under any other of the Note Documents;

(ii) Liens for taxes, assessments, governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary, as applicable, in conformity with GAAP;

(iii) Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(v) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business which, in the aggregate, could not reasonably be expected to cause a Material Adverse Effect;

(vii) Liens securing Indebtedness permitted under Section 6.02(b)(v); provided that (A) any such Lien attaches to the property financed thereby concurrently with or within ninety days after the acquisition thereof, (B) such Lien attaches solely to such property and is not spread to cover additional property and (C) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

(viii) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(ix) Liens arising in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by the Company or any Subsidiary;

(x) attachment and judgment Liens not otherwise constituting an Event of Default;

(xi) Liens on assets of a Person that becomes a direct or indirect Subsidiary of the Company after the date of this Agreement, provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation thereof;

(xii) Liens described in Schedule 6.02(a)(xii) annexed hereto;

(xiii) licenses (with respect to intellectual property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(xiv) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(xv) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

(xvi) the Senior Lender Liens.

In connection with the granting of Liens of the type described in clause (vii) of this Section 6.02(a) by the Company or any Subsidiary, the Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such liens).

(b) Limitation on Indebtedness. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness except for:

(i) Indebtedness created hereunder, under the other Note Documents and under the Senior Debt Documents;

(ii) Indebtedness owing by any wholly-owned Subsidiary to the Company or any other wholly-owned Subsidiary, and Indebtedness owing by the Company to any wholly-owned Subsidiary;

(iii) Indebtedness (A) under any interest rate swap or other hedging agreement, (B) evidenced by performance bonds issued in the ordinary course of business or reimbursement obligations in respect thereof, or (C) for bank overdrafts incurred in the ordinary course of business that are promptly repaid;

(iv) trade credit incurred to acquire goods, supplies, services and incurred in the ordinary course of business;

(v) Capitalized Lease Obligations and purchase money Indebtedness in a principal amount not exceeding $500,000 outstanding at any time;

(vi) subordinated debt on terms acceptable to the Agent, (a list of such existing debt is set forth on Schedule 6.02(b)(vi) hereto);

(vii) Indebtedness, which shall be unsecured, not otherwise permitted in any other provision of this Section 6.02(b); provided that the sum of the principal amount of such Indebtedness, plus the principal amount of Indebtedness outstanding under Section 6.02(b)(v) above, shall at no time exceed $500,000 in the aggregate;

(viii) The Company or a Subsidiary of the Company may become and remain liable with respect to Indebtedness of any Person assumed in connection with any acquisition of such Person (or all or a portion of its assets) and a Person that becomes a direct or indirect wholly owned Subsidiary of the Company as a result of any acquisition hereof may remain liable with respect to Indebtedness existing on the date of such acquisition, provided that such Indebtedness is not created in anticipation of such acquisition; and

(ix) Indebtedness in an aggregate principal amount not to exceed $2,400,000 secured by a Lien on the property located at 375 West Street, West Bridgewater, MA.

(c) Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, (i) if a corporation, declare or pay any dividend (other than dividends or other distributions payable solely in common stock or warrants or similar interests of the Company or its Subsidiaries) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Company or its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, (excluding the Company’s existing $2,000,000 Capital Stock buy back plan), and (ii) if a partnership or a limited liability the Company, make any distribution with respect to the ownership interests therein, or, in either case, any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called “Restricted Payments”); provided, however, that (x) the Subsidiaries may make Restricted Payments to the Company or to any wholly-owned Subsidiary, (y) the Company may make Restricted Payments to redeem from current or former officers, employees or directors shares of the Company’s common stock, warrants or options to acquire any such shares, provided that the following conditions are satisfied with respect to this clause (Y): (A) no Event of Default has occurred and is continuing and (B) the aggregate Restricted Payments permitted under this clause (Y) during the term of this Agreement shall not exceed $500,000 and (iii) the Company may make Restricted Payments consisting of dividends on the Company’s common stock or to repurchase or redeem shares of the Company’s common stock pursuant to the Company’s stock repurchase plan initially adopted by its Board of Directors prior to the date hereof; provided that the following conditions are satisfied with respect to this clause (Z): (A) no Event of Default has occurred and is continuing and (B) the aggregate Restricted Payments permitted under this clause (Z) during the term of this Agreement shall not exceed $2,000,000.

(d) Consolidation, Merger. The Company shall not, and shall not permit any Subsidiary to, (a) amend its Organic Documents in any way that could have a Material Adverse Effect, (b) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except any merger, consolidation or amalgamation of a Subsidiary into the Company, or of a Subsidiary or the Company with another entity as a result of an Acquisition not prohibited under the Senior Credit Agreement, provided that in all cases involving the Company the Company is the survivor thereof, or between or among the Domestic Subsidiaries; provided that the Company shall give the Noteholders thirty days’ prior written notice thereof and shall comply with all reasonable actions requested by the Agent to protect and maintain its Liens granted pursuant to the Note Documents; or (d) except as permitted by Section 6.02(e) below, convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

(e) Limitation on Sale of Assets. The Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless either (A) (i) such Asset Disposition is for fair market value, (ii) the consideration for such Asset Disposition is (a) all cash, or (b) not less than 25% cash with the balance payable over the remaining useful life of the asset pursuant to the terms of a promissory note payable to the Company or its order secured by the assets disposed of, or other assets of substantially similar or greater quality, value and utility, (iii) no Event of Default has occurred and is continuing or would result from such Asset Disposition and (iv) the consideration for such Asset Disposition, when aggregated with the consideration for all previous Asset Dispositions during the same fiscal year, does not exceed $1,500,000 or (B) such Asset Disposition is consented to by the Majority Holders.

To the extent the Majority Holders waive the provisions of this Section 6.02(e) with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.02(e), such Collateral shall be sold free and clear of the Liens created by the Note Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Company shall fail to pay any installment of the principal of any of the Notes when due, or the Company shall fail to pay any installment of interest on any of the Notes when due, or any other amount payable hereunder or under any other Note Documents within 10 days after any such interest or other amount becomes due; or

(b) any representation or warranty made by the Company (or any of its officers) herein or in any other Note Document, as applicable, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Note Document shall prove to have been incorrect in any material respect when made; or

(c) the Company shall default in the observance or performance of any agreement contained in Sections 6.01(b)(i) or any provision of Section 6.02 hereof; or

(d) the Company shall default in the observance or performance of any other agreement contained in this Agreement or the other Note Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Noteholders to the Company and (ii) actual knowledge thereof by an officer of the Company; or

(e) the Company shall (i) default in any payment of principal or interest, regardless of the amount, due in respect of any Indebtedness (other than the Notes), under the same indenture or other agreement, if the maximum principal amount of Indebtedness covered by such indenture or agreement is $500,000 or greater, in either case beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, whether or not such default has been waived by the holders of such Indebtedness; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, such Indebtedness to become due prior to its stated maturity; or

(f) (i) the Company or any of its Subsidiaries shall commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment and (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company shall take any action in writing in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

(g) one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance under which the insurer has acknowledged liability in writing) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or in any event five days before the date of any sale pursuant to such judgment or decree; or any non-monetary judgment or order shall be entered against the Company or any of its subsidiaries that could have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any material provision of any Note Document, after delivery thereof pursuant to the provisions hereof, shall, for any reason other than pursuant to the terms thereof,

cease to be valid or enforceable in accordance with its terms, or any Lien created under any Note Document shall for any reason other than pursuant to the terms thereof, cease to be a valid and perfected second priority (except for as permitted by Section 6.02(a) hereof) Lien in any material portion of the Collateral or the property purported to be covered thereby;

(i) The Company shall fail to pay obligations under the Senior Credit Agreement when due or, upon an Event of Default under, and as defined in the Senior Credit Agreement, the Obligations of the Company under the Senior Credit Agreement shall be declared, or become due, prior to their stated maturity date.

THEN, and in any such event, (i) upon the occurrence of any Event of Default described in clause (f) above, all Obligations under this Agreement, the Notes and the other Note Documents shall automatically become due and payable; and (ii) upon the occurrence of any other Event of Default, the Agent shall at the request, or may with the consent, of the Majority Holders, by notice to the Company, declare the Notes hereunder, with accrued interest thereon, and all other Obligations under this Agreement, including, if applicable, a Prepayment Fee, the Notes and the other Note Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In either case, the Noteholders may enforce any or all of the Liens and other rights and remedies created pursuant to any Note Document or available at law or in equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action. Each Noteholder hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Holders, and such instructions shall be binding upon all Noteholders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Noteholder prompt notice of each notice given to it by the Company pursuant to the terms of this Agreement.

SECTION 8.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Noteholder and shall not be responsible to any Noteholder for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Company or to inspect the property (including the books and records) of the Company; (v) shall not be responsible to any Noteholder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. David Barrett Inc. and Affiliates. With respect to any Note issued to it, David Barrett Inc. shall have the same rights and powers under this Agreement as any other Noteholder and may exercise the same as though it were not the Agent; and the term “Noteholder” or “Noteholders” shall, unless otherwise expressly indicated, include David Barrett Inc. in its individual capacity. David Barrett Inc. and its affiliates may lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if David Barrett Inc. were not the Agent and without any duty to account therefor to the Noteholders.

SECTION 8.04. Noteholder Credit Decision. Each Noteholder acknowledges that it has, independently and without reliance upon the Agent or any other Noteholder and based on the financial statements of the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Noteholder also acknowledges that it will, independently and without reliance upon the Agent or any other Noteholder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification. The Noteholders agree to indemnify the Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of the Notes held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Noteholder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Noteholder agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company.

SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Noteholders and the Company and may be removed at any time with or without cause by the Majority Holders. Upon any such resignation or removal, the Majority Holders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Holders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Holders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Noteholders, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE IX

SECURITY INTERESTS

As security for the payment and performance of the Obligations, the Company, for valuable consideration, the receipt of which is acknowledged, hereby grants to the Agent on behalf of itself and each of the Noteholders a security interest in all of the Company’s tangible and intangible personal property, whether now owned or existing, or hereafter acquired or arising, specifically excluding the Company’s property located in West Bridgewater, MA, but including:

(a) all Accounts;

(b) all Inventory;

(c) all equipment, machinery, tools, dies, molds, furniture, furnishings, all tangible personal property similar to any of the foregoing, and all equipment as defined in Section 9109(2) of the UCC, wherever the same may be located;

(d) all general intangibles including, without limitation, customer lists, contract rights, causes of action, goodwill, royalties, licenses, franchises, permits, intellectual property, blueprints, drawings, manuals, technical data, trade secrets, trade names, trademarks, and copyrights;

(e) all chattel paper of every kind and description, including all additions thereto and substitutions therefor;

(f) all rights to the payment of money, including without limitation, amounts due from affiliates, all tax refunds of every kind and nature including loss carryback refunds, insurance policies and proceeds, factoring agreements, and all rights to deposit or advance payments;

(g) all business records and files (including, without limitation, computer programs, disks, tapes and related electronic data processing media) and writing of the Company in which the Company has an interest in any way relating to the foregoing property, and all rights of the Company to retrieval from third parties of electronically processed and recorded all documents, documents of title, and instruments (whether negotiable or non-negotiable);

(h) all documents, documents of title and instruments (whether negotiable or non-negotiable);

(i) all investment property;

(j) all letter-of-credit rights;

(k) all goods;

(l) all deposit accounts;

(m) all letter-of-credit rights;

(n) all other Collateral;

(o) all supporting obligations, including liens, guaranties and securities for any of the foregoing (a) through (m); and

(p) all products of, accessions to, and proceeds (including insurance proceeds) of any of the foregoing (a) through (o).

For purposes hereof, “Accounts” means “accounts,” as such term is defined in the UCC, now owned or hereafter created or acquired by the Company, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by “chattel paper,” “documents” or “instruments” (as such terms are defined in the UCC)), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to the Company under all purchase orders and contracts for the sale of goods or the performance of services or both by the Company or in connection with any other transaction (whether or not yet earned by performance on the part of the Company) now or hereafter in existence, including the right to receive the proceeds of such purchase orders and contracts, and (e) all collateral security and guaranties of any kind, now or hereafter in existence, given to the Company by any Person with respect to any of the foregoing.

For purposes hereof, “Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by the Company, wherever located, including all goods, merchandise and other personal property held for sale or lease by the Company, or which is furnished by the Company under any contract of service or is held by the Company as raw materials, work or goods in process, materials and supplies of every nature used or consumed or to be used or consumed by the Company in the ordinary course of its business.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of the Note Documents nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Noteholder affected thereby, do any of the following: (a) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (b) postpone any date fixed for any payment of principal of, interest on, or any other amounts payable under the Notes, (c) change the percentage of the aggregate unpaid principal amount of the Notes, or the number of Noteholders, which shall be required for the Noteholders or any of them to take any action hereunder, (d) amend this Section 10.01, (e) release any Guaranty or any material portion of the Collateral from the security interest of the Agent except as otherwise permitted by this Agreement; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Noteholders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Note Document.

SECTION 10.02. Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or telecopy communication) and mailed or telegraphed or telexed or sent by telecopy or delivered, if to the Company, at its address set forth on the signature page hereof; and if to any Noteholder or the Agent, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective when deposited in the mails, delivered to the telegraph company, sent by telex or sent by telecopy, respectively, except that notices and communications to the Agent shall not be effective until received by the Agent.

SECTION 10.03. No Waiver; Remedies. No failure on the part of the Agent or any Noteholder to exercise, and no delay in exercising, any right under any of the Note Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Note Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Agent (including reasonable attorney’s fees) in connection with the preparation, amendment, modification, enforcement (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Note Documents.

SECTION 10.05. Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold the Agent, and each

Noteholder, and the shareholders, officers, directors, employees and agents of the Agent and each Noteholder, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), including, without limitation, reasonable attorneys’ fees and costs and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the Note Documents or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against the Company or any of its Subsidiaries (collectively, the “Indemnified Liabilities”), provided that the Company shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Persons. If any claim is made, or any action, suit or proceeding is brought, against any Person indemnified pursuant to this Section, the indemnified Person shall notify the Company of such claim or of the commencement of such action, suit or proceeding, and the Company will assume the defense of such action, suit or proceeding, employing counsel selected by the Company and reasonably satisfactory to the indemnified Person, and pay the fees and expenses of such counsel. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

SECTION 10.06. Transfer of Notes.

(a) Noteholders acknowledge that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Credit Parties are not required to register the Notes.

(b) Each of the Noteholders hereby represents and warrants to the Credit Parties that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is acquiring the Notes for investment for its own account, with no present intention of dividing its participation with others (except for a potential transfer or transfers of the Notes to an affiliate or affiliates of Noteholders) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws. The Credit Parties may place an appropriate legend on the Notes owned by Noteholders concerning the restrictions set forth in this Section 10.06. Upon the assignment or transfer by Noteholders or any of its successors or assignees of all or any part of the Notes, the term “Noteholder” as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Notes, or portion thereof.

(c) Subject to Section 10.06(b) hereof, a holder of a Note may transfer such Note to a new holder, or may exchange such Note for Notes of different denominations (but in no event of denominations of less than $100,000 in original principal amount), by surrendering such Note to the Company duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new holder and each address therefor. The Company shall simultaneously deliver to such holder or its designee such new Notes, shall mark the surrendered Notes as canceled and shall provide notice of such transfer to Agent. In lieu of the foregoing procedures, a holder may assign a Note (in whole but not in part) to a new holder by sending written notice to the Company and Agent of such assignment specifying the new holder’s name and address; in such case, the Company shall promptly acknowledge such assignment in writing to both the old and new holder. The Company shall not be required to recognize any subsequent holder of a Note unless and until the Company have received reasonable assurance that all applicable transfer taxes have been paid.

(d) Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, the Company shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to the Company; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish the Company with an indemnity in writing to save it harmless in respect of such replaced Note.

(e) Nothing contained in this Section 10.06 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to Noteholder.

SECTION 10.07. Effectiveness; Binding Effect; Governing Law. This Agreement shall become effective when it shall have been executed by the Company, the Agent and each Noteholder and thereafter shall be binding upon and inure to the benefit of the Company, the Agent, each Noteholder and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and all the Noteholders. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

SECTION 10.08. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

SECTION 10.09. Consent to Jurisdiction. All judicial proceedings brought against the Company with respect to this Agreement and the Note Documents may be brought in any state or federal court of competent jurisdiction in the State of California, and by execution and delivery of this Agreement, the Company accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Company irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

SECTION 10.10. Entire Agreement. This Agreement with Exhibits and Schedules and the other Note Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

SECTION 10.11. Separability of Provisions; Headings. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

SECTION 10.12. Obligations Several. The obligation of each Noteholder hereunder is several, and no Noteholder shall be responsible for the obligation or commitment of any other Noteholder hereunder. Nothing contained in this Agreement and no action taken by the Noteholders pursuant hereto shall be deemed to constitute the Noteholders to be a partnership, an association, a joint venture or any other kind of entity.

SECTION 10.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 10.14. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

SECTION 10.15. Subordination. THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 14, 2004, AMONG SENIOR AGENT, BROWN BROTHERS HARRIMAN & CO., AS COLLATERAL AGENT FOR THE SENIOR LENDERS, AGENT, AND THE COMPANY, TO THE INDEBTEDNESS AND OTHER LIABILITIES OWED BY THE LOAN PARTIES UNDER AND PURSUANT TO THE SENIOR CREDIT AGREEMENT, AND EACH RELATED “LOAN DOCUMENT” (AS DEFINED THEREIN), AND EACH HOLDER HEREOF, BY ITS ACCEPTANCE HEREOF, ACKNOWLEDGES AND AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SERACARE LIFE SCIENCES, INC.

/s/ TIM T. HART
Tim T. Hart,
Chief Financial Officer

Address:
1935 Avenida del Oro, Suite F
Oceanside, CA 92056
Attention: Tim T. Hart

THE AGENT:

David Barrett Inc.,
a California corporation

	By:	/s/ BARRY PLOST
	Name:	Barry Plost
	Title:	President

Address:
10431 Wilshire Blvd., Suite 1103
Los Angeles, CA 90024
Attention: Barry Plost

PRINCIPAL AMOUNT OF NOTES	THE NOTEHOLDERS:

$1,750,000	/s/ BARRY PLOST
Barry Plost,
an individual

Address:
10431 Wilshire Blvd., Suite 1103
Los Angeles, CA 90024
Attention: Barry Plost

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$1,750,000	/s/ DR. BERNARD L. KASTEN
Bernard Kasten,
an individual

Address:

4380 27th Court, S.W. #104

Naples, FL 34116

Attention: Bernard Kasten, Jr., MD

$500,000	/s/ JACOB SAFIER

	By:	Jacob Safier
Name:
	Title:	an individual

Address:

626 Oak Drive

Far Rockaway, NY 11691

	Attention:	Barry

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THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT (AS THE SAME MAY BE AMENDED, MODIFIED, EXTENDED, SUPPLEMENTED, SUPERCEDED OR RESTATED, THE “SUBORDINATION AGREEMENT”) DATED AS OF SEPTEMBER 14, 2004, AMONG BROWN BROTHERS HARRIMAN & COMPANY, AS COLLATERAL AGENT, UNION BANK OF CALIFORNIA, N.A., AS ADMINISTRATIVE AGENT AND DAVID BARRETT INC. AS ADMINISTRATIVE AGENT FOR THE SUBORDINATE CREDITORS (AS DEFINED THEREIN) AND IS ACKNOWLEDGED AND CONSENTED TO BY SERACARE LIFE SCIENCES, INC., TO THE SENIOR INDEBTEDNESS (AS DEFINED THEREIN); AND EACH HOLDER HEREOF, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (ii) THE EXISTENCE OF AN EXEMPTION FROM REGISTRATION.

FORM OF SUBORDINATED SECURED NOTE DUE MARCH 15, 2009

No.	September 14, 2004

$

FOR VALUE RECEIVED, the undersigned, SeraCare Life Sciences, Inc. (the “Company”) hereby promises to pay to                      or registered assigns (the “Holder or “Noteholder”), the principal sum of                                      Dollars ($                    ), with interest thereon, on the terms and conditions set forth in that certain Subordinated Note Agreement dated as of September 14, 2004 among the Company, the Noteholder and David Barrett Inc. as Administrative Agent for the Noteholder (as the same may be amended, modified, extended, supplemented, superceded or restated, the “Note Agreement”).

Payments of principal of, interest on and any premium with respect to this Note are to be made in lawful money of the United States of America by check mailed and addressed to the registered Holder hereof at the address shown in the register maintained by the Issuers for such purpose, or, at the option of the Holder, in such manner and at such other place in the United States of America as the Holder hereof shall have designated to the Company in writing.

Notwithstanding any provision to the contrary in this Note, the Note Agreement or any other agreement, the Issuers shall not be required to pay, and the Holder shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law (the “Maximum Lawful Rate”).

If at any time such compensation exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Issuers shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Issuers is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under the Note.

This Note is one of a series of Notes (herein called the “Notes”) issued pursuant to the Note Agreement and is entitled to the benefits thereof. All terms used herein shall have the meanings ascribed to them in the Note Agreement. Each Holder of this Note will be deemed, by its acceptance hereof, to have agreed to the provisions and to have made the representations and warranties set forth in Section 9.06 of the Note Agreement.

The Notes are issuable as registered notes. This Note is transferable only by surrender hereof at the principal executive office of the Issuers, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of this Note or as otherwise provided in the Note Agreement.

This Note is also subject to optional prepayment, in whole or in part at the times and on the terms specified in the Note Agreement, but not otherwise.

If an Event of Default as defined in the Note Agreement occurs and is continuing, the unpaid principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable premium) and with the effect provided in the Note Agreement.

Payments of principal, interest on and any premium with respect to this Note and all Obligations of the Issuers under the Note Agreement are guarantied by the Parent pursuant to the Note Agreement.

The Company hereby unconditionally waives any and all right to presentment, demand, protest or (except as expressly required hereby or by the Note Agreement) notice of any kind and any defenses to payment and/or any rights to setoff payment that the Company may have against the Holder or any other person, including any person who assigned this Note to the Holder.

This Note and the rights and obligations of the parties hereto shall be deemed to be contracts under the laws of the State of California and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State, except for its rules relating to the conflict of laws.

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After the Holder of this Note receives payment in full of all amounts due to such Holder under this Note, such Holder shall return the original of this Note promptly to the Issuers marked “Satisfied”.

[signature page follows]

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IN WITNESS WHEREOF, the Company has signed this Note and delivered it to Holder as of the date first written above.

SERACARE LIFE SCIENCES, INC.

Tim T. Hart, Chief Financial Officer

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